Exhibit 4.8

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

Warrant No.

DANGER, INC.

WARRANT TO PURCHASE SHARES OF SERIES D’ PREFERRED STOCK

This Warrant is issued to                                          (“Holder”) by Danger, Inc., a Delaware corporation (the “Company”), as of February     , 2004.

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth herein, Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify Holder in writing), to purchase from the Company up to                                          (            ) shares (the “Shares”) of Series D’ Preferred Stock of the Company (the “Series D’ Preferred Stock”) at an exercise price of $0.9007 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment as set forth in Section 8 hereof.

2. Exercise Period. This Warrant shall be exercisable for a period (the “Exercise Period”) of seven (7) years from the date hereof; provided, however, that in the event of the earlier closing of (a) the issuance and sale of shares of the Company’s Common Stock (the “Common Stock”) in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), at a per share price to the public that values the Company at not less than $373 million and in which the aggregate proceeds to the Company (before deduction of underwriters’ discounts and expenses relating to the issuance, including, without limitation, fees of the Company’s counsel) are at least $35,000,000, (b) a sale of all or substantially all the assets of the Company where the consideration is cash or readily marketable securities, or (c) a merger or reorganization of the Company into or consolidation with any other entity (excluding a reorganization or merger, the sole purpose of which is to change the jurisdiction of incorporation of the Company) where the consideration is cash or readily marketable securities, this Warrant shall, on the date of such event, no longer be exercisable and become null and void. In the event of a proposed transaction of the kind described above or the termination of the Exercise Period, the Company shall notify Holder in writing at least fifteen (15) days prior to, and this Warrant shall be deemed exercised pursuant to Section 5 immediately prior to, the consummation of such event, transaction or termination of the Exercise Period.

3. Method of Exercise. While this Warrant remains outstanding and exercisable during the Exercise Period, Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by: (i) the surrender of the Warrant, together with a duly executed copy of the form of Exercise Notice attached hereto, to the Chief Executive Officer of the Company at its principal offices; and (ii) the payment to the Company by cash, check or wire transfer of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3 above. At such time, the person or persons in whose name or names any certificates for Series D’ Preferred Stock shall be issuable upon such exercise as provided in Section 6 below shall be deemed to have become the holder or holders of record of the Series D’ Preferred Stock represented by such certificates.

5. Net Issuance Provision. In lieu of exercising pursuant to paragraph 3 above, at the Holder’s option, while this Warrant remains outstanding and exercisable during the Exercise Period, Holder may exercise this Warrant by surrender of this Warrant as determined below (“Net Issuance”). If the Holder elects the Net Issuance method, the Company will issue Series D’ Preferred Stock in accordance with the following formula:

X =	Y(A-B)
A

Where:

X =	the number of shares of Series D’ Preferred Stock to be issued to the Holder.

Y =	the number of shares of Series D’ Preferred Stock requested to be exercised under this Warrant Agreement.

A =	the fair market value of one (1) share of Series D’ Preferred Stock.

B =	the Exercise Price (as adjusted on the date of calculation).

For purposes of the above calculation, current fair market value of Series D’ Preferred Stock shall mean with respect to each share of Series D’ Preferred Stock:

(a) the product of (i) the average daily Market Price (as defined below) during the period of the most recent ten (10) days, ending on the last business day before the effective date of exercise, on which the national securities exchanges were open for trading and (ii) the number of shares of the Common Stock (as defined herein) into which each share of Series D’ Preferred Stock is convertible on such date; or

(b) if no class of Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-counter market, the fair market value shall be the Market Price (as defined in Section 5(c) hereof) on the last business day before the effective date of exercise.

(c) If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the National Market System (the “National Market System”) of the Nasdaq, the Market Price as of a specified day shall be the last reported sale price of Common Stock on such exchange or on the National Market System on such date or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange or on the National Market System. If the Common Stock is not so listed or admitted to unlisted trading privileges, the Market Price as of a specified day shall be the mean of the last bid and asked prices reported on such date (x) by the Nasdaq or (y) if reports are unavailable under clause (x) above by the National Quotation Bureau Incorporated. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the Market Price as of a specified day shall be determined in good faith by the Board of Directors of the Company.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant representing the remaining number of shares purchasable thereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to, the Exercise Period.

6. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter. Upon any partial exercise of this Warrant, the Company will forthwith issue and deliver to Holder a new warrant or warrants of like tenor as this Warrant for the remaining portion of the Series D’ Preferred Stock for which this Warrant may still be exercised. The Company shall pay all expenses, and any and all stamp or similar taxes (but excluding transfer taxes) that may be payable in connection with the preparation, issuance and delivery of stock certificates and any new warrant certificate under this Section 6.

7. Issuance of Shares. The Company covenants that (a) the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully-paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof (except for any applicable transfer taxes, which shall be paid by Holder) and (b) during the Exercise Period, the Company will reserve from its authorized and unissued Series D’ Preferred Stock a sufficient number of shares to provide for the issuance of Series D’ Preferred Stock upon the exercise of this Warrant.

8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Series D’ Preferred Stock, by split or otherwise, or combine its Series D’ Preferred Stock, or issue additional shares of its Series D’ Preferred Stock as a dividend with respect to any shares of its

Series D’ Preferred Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective as of the record date of such subdivision, combination or dividend, or in the event that no record date is fixed, upon the making of such subdivision, combination or dividend. It being understood that the Series D’ Preferred Stock issuable upon exercise of the Warrant shall be subject to the provisions set forth in the Amended and Restated Certificate of Incorporation as in effect as of the date hereof (the “Restated Certificate”) which relate to the adjustment of the Conversion Price, as that term is defined in the Restated Certificate.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Series D’ Preferred Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to Holder, so that Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of shares of Series D’ Preferred Stock as were purchasable by Holder immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Conversion. If all of the Company’s outstanding Preferred Stock is redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Series D’ Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock, in each case immediately prior to such redemption or conversion. Appropriate provisions shall be made with respect to the rights and interests of Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of Common Stock deliverable upon exercise hereof, and appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares of Common Stock purchasable under this Warrant (as adjusted) shall remain the same.

(d) Certificate of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant or in the

Exercise Price, an officer of the Company shall promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to Holder.

9. Compliance with Securities Laws. Holder hereby represents and warrants that:

(a) Purchase Entirely for Own Account. This Warrant and the Series D’ Preferred Stock issuable upon exercise hereof (collectively, the “Securities”) will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in or otherwise distributing the same. Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any person with respect to any of the Securities. Holder represents that it has full power and authority to enter into this Warrant.

(b) Investment Experience. Holder acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant. Holder also represents it has not been organized for the purpose of acquiring this Warrant.

(c) Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

(d) Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Holder represents that it is familiar with SEC Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

10. Further Limitations on Disposition. Without in any way limiting the representations set forth above, Holder further agrees not to make any disposition of all or any portion of the Securities unless and until there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (i) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

11. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value of the Company’s Series D’ Preferred Stock as determined pursuant to Section 5 above.

12. No Stockholder Rights. Prior to exercise of this Warrant, Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and Holder, as such, shall not be entitled to any notice or other communication concerning the business or affairs of the Company, except as set forth in Section 2 above.

13. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

14. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given when (i) personally delivered, (ii) three days after being sent by prepaid certified or registered U.S. mail, or one day after being sent, if sent by nationally recognized overnight courier, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice, or (iii) upon receipt of electronic confirmation, if by facsimile. All notices shall be sent to the addresses and facsimile numbers set forth below or such other address as may be given from time to time under the terms of this notice provision:

If to the Company:

Danger, Inc.

3101 Park Blvd.

Palo Alto, CA 94306

Attention: Chief Executive Officer

If to Holder:

At the address and facsimile number

previously indicated to the Company.

15. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Warrant shall inure to the benefit of and be binding upon the successors and assigns of the parties (including transferees of any Shares). Nothing in this Warrant, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this

Warrant, except as expressly provided herein. The Warrant and Shares shall not be transferable by Holder except to an affiliate of such Holder, including, without limitation, any affiliated corporation, partnership, limited partnership, limited liability company, or an investment fund, or to any stockholders, partners, general partners, limited partners and members of such Holder, provided that such affiliate, stockholder, partner, general partner, limited partner or member agrees in writing to be subject to the obligations and conditions set forth herein.

16. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of each of the parties hereto. Any waiver or amendment effected in accordance with this section shall be binding upon Holder and the Company.

17. Governing Law. This Warrant shall be governed by the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by law, any and all rights to a trial by jury in connection with any litigation arising out of or relating to this Warrant or the transaction contemplated hereby.

18. Market Stand-off Provision. Holder hereby agrees that, during the period of duration not to exceed 180 days specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the first registration statement for a firm commitment underwritten public offering of the Company’s securities filed under the Act, and, for a period of duration not to exceed 90 days specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of any subsequent registration statement for a firm commitment underwritten public offering of the Company’s securities filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), or reduce its interest in (collectively, “Transfer”), any Shares issuable upon exercise of this Warrant during such period except Common Stock included in such registration; provided, however, that all executive officers, directors and stockholders that hold one percent (1%) or more of the Common Stock (including on an as-converted basis any shares of Common Stock issuable upon the conversion or exercise of any share of the Company’s Preferred Stock, warrant, right or other security) of the Company enter into similar agreements. Such restrictions, however, shall not be applicable to transfers to any affiliated entity of Holder, including any affiliated corporation, partnership, limited partnership, limited liability company or investment fund, or to any stockholders, partners, general partners, limited partners and members of Holder, in each case who agree in writing to be bound by this Warrant, including this Section 18.

To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Company’s securities held by Holder (and the shares or securities of every other person or entity subject to the foregoing restriction) until the end of such period.

19. Entire Agreement. This Warrant and the other documents delivered pursuant hereto or referred to herein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

20. Severability. In case any provision of this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

22. Survival. Except as expressly set forth herein, the representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

23. Confidentiality. Holder agrees that, except with the prior written consent of the Company, Holder shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which Holder has been or shall become privy. The provisions of this Section 23 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

IN WITNESS WHEREOF, this Warrant is executed as of the date first referenced above.

COMPANY:

DANGER, INC.

By:
Henry R. Nothhaft,
Chairman and Chief Executive Officer

[Signature Page to Warrant]

EXERCISE NOTICE

Danger, Inc.

Attention: Chief Executive Officer

1. The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to Purchase Shares of Series D’ Preferred Stock issued by Danger, Inc. and held by the undersigned, the original of which is attached hereto,                                          shares of Series D’ Preferred Stock of Danger, Inc. Payment of the exercise price per share required under such Warrant accompanies this Exercise Notice.

2. The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

Name:
Title:

Date:

Address:

Name in which shares should be registered:

Exercise Notice